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                                  EXHIBIT 99.1




FOR IMMEDIATE RELEASE CONTACT   Barry Schechter    Donald Radcliffe
                                President          Radcliffe & Associates, Inc.
                                Tel:(619) 551-2365 Tel: (212) 605-0113

                          SVI HOLDINGS ANNOUNCES
                     $6 TO $7 MILLION IMPLEMENTATION

La Jolla, California **** September 17, 1997 **** SVI Holdings, Inc. (OTC/BB:SVIH) today announced that its wholly owned Australian subsidiary, Divergent Technologies Pty Ltd ("Divergent"), has concluded an agreement to install its software at a large Australian retailer.

Divergent will supply a total software solution which will encompass all areas of the business from Point of Sale through Warehousing and Head Office to the retailer.

Divergent expects to generate between US$6 and US$7 million in revenues from this project.

SVI is a rapidly expanding holding company which acquires and develops companies in the information technology industry. It currently has two wholly owned subsidiaries, SVI Training, a US based company which develops and markets instructor-led training courseware for computer software programs and Divergent Technologies which is an Australia based Company which designs, develops, and markets leading business solutions for all levels of retail establishments for the local amd international marketplace. SVI also has a substantial investment in a South African company Softline, which develops and distribute computer software, provides training, and distributes computer and related products in the South African market.

Safe Harbor statement under the Private Securities Reform Act of 1995. When used in this release, the words "should", "anticipate", "believe", "expect", and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties, including fluctuations in currency exchange rates and the level of demand for computer hardware and software in South Africa and Australia that could cause actual results to differ materially from any forward looking statements.

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